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                                                                    Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-27357 of Fifth Third Bancorp on Form S-4 of our report dated August 9, 1996 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for income taxes in 1994) on the consolidated financial statements of Suburban Bancorporation, Inc. for the year ended June 30, 1996 included in the Annual Report on Form 10-KSB of Suburban Bancorporation, Inc. for the year ended June 30, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


                                                           Deloitte & Touche LLP

Cincinnati, Ohio


May 30, 1997